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                                                                     EXHIBIT 7.4


                                PROMISSORY NOTE


$10,000,000                                                     January 31, 1997


         FOR VALUE RECEIVED, Western Pacific Airlines, Inc. ("Maker") promises to pay to the order of GFI Company ("Payee") at Payee's principal place of business, c/o Hughes Center, 3753 Howard Hughes Parkway, Suite 200, Las Vegas, Nevada 89109, the principal sum of TEN MILLION and NO/100 DOLLARS ($10,000,000) together with interest thereon at the prime interest rate charged by Colorado Bank on the date this Note is executed, payable as hereinafter provided.

         This Note is payable on April 30, 1997.

         Maker shall have the right to prepay this Note in whole or in part at any time without penalty or premium.

         All amounts paid hereunder shall be applied first to all interest then accrued and unpaid, and the balance, if any, to principal. All past due principal and interest on this Note shall bear interest at the maximum rate permitted by law from maturity until paid. All sums called for, payable or to be paid hereunder shall be paid in lawful money of the United States of America which at the time of payment is legal tender for the payment of public and private debts therein.

         If default is made in the payment of this Note at maturity or the same is placed in the hands of an attorney for collection, or if suit is filed hereon, or proceedings are had in bankruptcy, receivership, organization, or other judicial proceedings for the establishment or collection through any such proceedings, Maker agrees to pay the holder of this Note a reasonable amount of attorney's or collection fees.

         Maker hereby waives presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and non-payment, bringing of suit and diligence in taking any action to collect any sums owing hereunder.

         EXECUTED as of the date and year above written.



                                        --------------------------------------
                                        Western Pacific Airlines, Inc., Maker

                                        By:   /s/ Robert A. Peiser
                                              --------------------------------

                                        Its:  President